                                                                    Exhibit 99.2

      Contacts:

            Don Tatzin
            Chief Financial Officer
            (510) 683-5900

                     AXT UPDATES FIRST QUARTER 2003 GUIDANCE
                             BUILDING SALE COMPLETED

FREMONT, Calif. - March 18, 2003 - AXT, Inc. (Nasdaq: AXTI), a leading manufacturer of optoelectronic devices and compound semiconductor substrates, today updated its guidance for the first quarter of 2003.

Speaking at the Roth Capital Partners Growth Stock Conference in Dana Point, AXT's Chief Financial Officer Don Tatzin commented that the company expected revenue will be in the middle of the guidance range of $11.8 million to $12.7 million provided in February. Net loss will be $0.22 to $0.24 per share compared with the company's prior guidance of a net loss of $0.25 to $0.30 per share.

"We continue to experience growth in our opto-electronics business, but in recent weeks have experienced more pricing pressure," said Tatzin. "The substrate business is flat compared with last quarter although we have started to see an increase in interest from some customers for shipments late in March and into the second quarter."

"While revenues will approximately equal those from last quarter, our operating loss will decline due to the continued effects of our cost reduction efforts. We remain focused on increasing revenue in both divisions and in strengthening our cash position. Today we will receive proceeds from the sale of one of our U.S. buildings. We project that cash and investment balances at March 31 will be higher than at December 31, 2002."

The company expects to announce its results for the first quarter after the market closes on April 23, 2003.

A replay of AXT's presentation at the Roth Capital Partners Growth Stock Conference is available at www.axt.com through March 31, 2003.

ABOUT AXT, INC.
AXT is a leading producer of light-emitting diodes (LEDs), such as blue, green, and cyan LEDs for the display and lighting industries and edge-emitting and vertical-cavity surface-emitting lasers (VCSELs) for the fiber optics industry. AXT also designs, develops, manufactures and markets high-performance compound semiconductor substrates for the fiber optics and communications industries. The Company's proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-


                                    - More -

AXT, Inc. Updates First Quarter 2003 Guidance
March 18, 2003
Page 2 of 2


insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT's website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

SAFE HARBOR
This press release contains forward-looking statements regarding AXT's performance for 2003, preliminary first quarter results, cash balances, customer orders, and the sale of one of its real estate assets. Forward-looking statements address matters that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expected, as a result of factors including, but not limited to: possible cancellations and postponements of customer orders; increased or continuing pricing pressure on sales of our products; unpredictable fluctuations in our operating results due, among other factors, to the performance of our products and our ability to manufacture products at high volume in accordance with strict quality control standards; war or terrorist activity that disrupt our manufacturing capabilities or interrupt the sale of our products; a difficult economic climate, and downturn in the markets for our products, the expansion of our China operations which may be costlier or take more time than expected; failure to achieve anticipated sales of our HB LED and VCSEL products; noncompliance with environmental and other regulations that may cause us to incur large fines and delays in manufacturing our products; further declines in the net realizable value of our inventory, requiring us to reduce the value of our inventory; and declines in our cash balances resulting from periodic contractions. Reference is made to AXT's filings with the Securities and Exchange Commission, including AXT's Form 10-K for the year ended December 31, 2001 and its Form 10-Qs filed for each of the subsequent quarters for further discussion of risks and uncertainties regarding AXT's business.

                                       ###